Exhibit 10.74

Second Supplemental Agreement to

Agreement for Sales of Buildings in Stock

This Second Supplemental Agreement is made by and between:

Party A: Wearnes Global (Suzhou) Co., Ltd., having its business address at 6F Weiyong Building, 10-1 Fengmen Road, Suzhou 215006, Jiangsu Province, hereafter referred to as “the Seller”; and

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Party B: MFLEX Suzhou Co., Ltd., having its business address at 68 Nan Hu Road, Wuzhong Economic Development Zone, Suzhou 215128, Jiangsu Province, hereafter referred to as “the Buyer”; and

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Party A and B hereafter collectively referred to “Parties”.

Whereas the parties hereto have on the sixth day of January 2011 signed an Agreement for Sale of Buildings in Stock and the supplementary agreement, and on the eighteenth day of January 2011 signed an escrow agreement of the transfer price. (hereinafter referred to as the “Agreements”). Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Agreements.

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Whereas, according to the Agreements, the parties agree that the total purchase price under the Agreements was RMB 32,313,566 (“Purchase Price”), which was be paid by the Buyer into the escrow account designated by Registration Management Centre of Wuzhong and Linhu Real Estate Transaction (“Management Centre”). The Purchase Price shall be transferred by the Management Centre to the Seller after issuance of new certificates of ownership of the land use rights and buildings to the Buyer reflecting the transfer herein.

32,313,566

Whereas, now the Seller would like to have the Purchase Price released from the escrow account in advance for its operation requirement, and the Buyer agrees to the early release subject to the terms of this Second Supplemental Agreement.

With respect to the Agreements, the parties reach the following agreements:

Article 1 Notwithstanding the terms of the Agreements, the Buyer agrees, as of the execution of this Second Supplemental Agreement, to release the total Purchase Price of RMB thirty two million and three hundred thirteen thousand and five hundred sixty six (RMB32,313,566) to the Seller from the escrow bank account. The parties will cooperate with each other if any necessary application process required by the Management Center.

1 (32,313,566)

Article 2 The Seller undertakes that if due to reasons not attributable to the fault of Buyer (and upon no additional terms or conditions other than those set forth in the Agreements) that the Buyer is unable to obtain the Land Certificate within six (6) months of the date of execution of the Agreements, the Seller shall refund the Purchase Price to the Buyer immediately within three (3) days written request by Buyer.

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Article 3 This Second Supplementary Agreement is supplemental to the Agreements and shall take effect at the date of execution. In case of discrepancy between this Second Supplemental Agreement and the Agreements, the articles in this Second Supplemental Agreement shall prevail.

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IN WITNESS WHEREOF, this Second Supplemental Agreement is signed by the duly authorized representatives of the Parties on 31 Mar 2011.

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For Wearnes Global (Suzhou) Co., Ltd.

Name: Chen Yangqing

Title: Finance Director

Signature:

For MFLEX Suzhou Co., Ltd.

Name: Lei Jin

Title: Chairman of Board of Directors

Signature:

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